 Exhibit 8.1

Significant Subsidiaries of Masisa

Name of Subsidiary	Jurisdiction of Incorporation
Inversiones Internacionales Terranova S.A.	Chile
Masisa S.A. (Antigua)	Chile
Forestal Tornagaleones S.A.	Chile
Masisa Inversiones Limitada (1)	Chile
Masisa Concepcion Limitada (2)	Chile
Inversiones Coronel Limitada (3)	Chile
Masisa Partes y Piezas Limitada (4)	Chile
Masisa Overseas Ltd.	Cayman Islands
Maderas y Sinteticos del Perú S.A.C.	Peru
Masisa USA, Inc	U.S.
Maderas y Sinteticos Servicios S.A. de C.V.	Mexico
Masisa Ecuador S.A.	Ecuador
Masisa Do Brasil Ltda.	Brazil
Maderas y Sinteticos Mexico S.A. de C.V.	Mexico
Terranova Panama S.A.	Panama
Terranova de Venezuela S.A.	Venezuela
Coforven S.A.	Venezuela
Forestal Terranova Mexico S.A. de C.V.	Mexico
Cor.Forestal Guayamure C.A.	Venezuela
Masisa Madeiras Ltda.	Brazil
Masisa Colombia S.A.	Colombia
Cor.Forestal Imataca C.A.	Venezuela
Andinos C.A.	Venezuela
Forestal Argentina S.A. (5)	Argentina
Masisa Argentina S.A.	Argentina
Fibranova C.A.	Venezuela
Masnova S.A,	Mexico
C.C. MAS S.A. de C.V. (6)	Mexico

(1)	Masisa Inversiones Limitada was merged into Masisa S.A. during 2006.

(2)	Masisa Concepcion Limitada was merged into Masisa S.A. during 2006.

(3)	Inversiones Coronel Limitada was merged into Masisa S.A. during 2006.

(4)	During March 2007, 100% of Masisa Partes y Piezas Limitada’s assets were sold to third parties.

(5)
On January 6, 2006, our subsidiary Forestal Tornagaleones S.A. acquired an additional 22,406,455 shares of Forestal Argentina S.A., equivalent to 48.58% of Forestal Argentina’s equity. Prior to this, Forestal Tornagaleones S.A. owned 50.1% of Forestal Aregentina S.A. Forestal Tornagaleones S.A. paid cash in the amount of US$ 24.34 million for these shares and registered negative goodwill for the excess cash paid over the book value of the net assets received. On May 15, 2007, we acquired a 1.32% ownership stake in Forestal Argentina S.A. for US$2.3 million. As a result of this transaction, the ownership structure of Forestal Argentina S.A. is as follows: Forestal Tornagaleones S.A. owns 98.68% and Masisa owns the remaining 1.32%. On May 31, 2007, we entered into a binding agreement with Los Boldos, S.A., a subsidiary of Diversified International Timber Holdings LLC, and Grupo Nueva S.A., to sell 90% of our ownership in Forestal Argentina S.A. This sale is subject to customary closing conditions and approval by Argentina’s National Border Zone Commission. On August 22, 2006, the subsidiaries Maderas y Sintéticos de México S.A. de C.V. and Maderas y Sintéticos Servicios S.A. de C.V. created a subsidiary denominated CC Mas S.A. de C.V., this subsidiary is a variable capital closed corporation. Maderas y Sintéticos de México S.A. de C.V. owns 99.99% of CC MAS S.A. de C.V. and Maderas y Sintéticos Servicios S.A. de C.V. owns 0.01%.